Exhibit 99.1

Worthington Reports Fourth Quarter and Fiscal Year Results

COLUMBUS, Ohio--(BUSINESS WIRE)--June 30, 2011--Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $675.7 million and net earnings of $51.9 million, or $0.70 per share, for the fiscal 2011 fourth quarter ended May 31, 2011. In last year’s fourth quarter, the Company reported net earnings of $33.1 million, or $0.42 per share.

For the fiscal year ended May 31, 2011, the Company posted net earnings of $115.1 million, or $1.53 per share, driven by a strong fourth quarter. Sales were up 26% from the prior year to $2,442.6 million, primarily due to the increase in sales volumes in the Steel Processing and Pressure Cylinders segments and a 24% increase in the average market price of steel. Current year earnings included a net gain of $3.4 million, or $0.03 per share, driven largely by the Joint Venture Transactions which are explained in more detail below and partially offset by current year impairment and restructuring charges. Prior year earnings were reduced by goodwill impairment, restructuring and certain legal charges totaling $31.0 million, or $0.39 per share.

The results for the three- and twelve-month periods ended May 31, 2011 were as follows:

(U.S. dollars in millions, except per share data)

	4Q 2011	3Q 2011	4Q 2010	12M 2011	12M 2010
Net sales	$675.7	$569.4	$626.4	$2,442.6	$1,943.0
Operating income	62.3	28.0	42.6	124.4	22.0
Equity income	24.9	17.0	18.8	76.3	64.6
Net earnings	51.9	26.3	33.1	115.1	45.2
Earnings per share	$0.70	$0.35	$0.42	$1.53	$0.57

“I am very pleased with the performance of our Company in the fourth quarter and throughout our 2011 fiscal year,” Chairman and CEO John McConnell said. “Both of our main businesses, Steel Processing and Pressure Cylinders, had excellent fourth quarter results. WAVE was a great contributor to our results and our other joint ventures also performed well. We have accomplished a lot this year by executing on our strategic plan to grow our businesses organically and through acquisitions, while transitioning some businesses to joint ventures, as we drive to increase sustainable earnings.” McConnell added, “I am proud of the efforts of our entire team as they have stayed focused on our production and operational improvements to deliver solid results despite an uneven economic recovery.”

Quarterly Results – Consolidated

As described more fully below under Fiscal 2011 Highlights, the Company closed on two significant transactions during the fourth quarter. These transactions resulted in the contribution of the majority of the net assets and all the operations of the Metal Framing and Automotive Body Panels segments into two separate joint ventures (“the Joint Venture Transactions”) effective March 1, 2011 and May 9, 2011, respectively. From the effective date of these transactions the results of these segments are no longer included in consolidated operating income. Instead, the percentage of ownership in the results of the newly formed joint ventures is included in the equity in net income of unconsolidated affiliates in the consolidated statement of earnings.

Net sales for the fourth quarter ended May 31, 2011, were $675.7 million, an 8% increase from the comparable quarter last year. Excluding the impact of the Joint Venture Transactions, net sales actually increased 17% with the Pressure Cylinders and Steel Processing segments reporting a 27% and 10% increase in sales, respectively. The Worthington Global Group also reported an increase of $15.0 million in net sales over the prior year quarter, primarily due to its activity in Mozambique.

Gross margin for the current quarter was $119.2 million, or 18% of net sales. This represents a $13.4 million increase over the prior year quarter’s gross margin of $105.8 million, or 17% of net sales. Excluding the impact of the Joint Venture Transactions, the gross margin increased $21.9 million versus last year’s quarter. An improved spread, primarily in Steel Processing, between the average selling price and the cost of steel, improved the margin by $22.6 million. While volumes were up substantially in both the Steel Processing and Pressure Cylinders segments, the favorable impact was more than offset by the impact of the Joint Venture Transactions. SG&A expenses were $1.0 million lower than the prior year quarter primarily due to a $6.4 million reduction in expenses due to the Joint Venture Transactions partially offset by higher profit sharing and bonus expenses, associated with improved earnings, and increased wages.

Operating income for the quarter was $62.3 million, up $19.7 million or 46% versus last year. Better spreads between average selling prices and the cost of steel were the main drivers for the increase in operating income.

Interest expense was $4.7 million in the quarter, up from $3.1 million in the prior year mainly due to the higher interest rate on the $150.0 million, 6.5% unsecured notes, issued in April 2010 to lock in long-term financing.

Equity in net income from unconsolidated joint ventures was $24.9 million, an increase of $6.1 million from the comparable year-ago quarter, on sales of $408.9 million. Worthington Armstrong Venture (WAVE) contributed $16.1 million of earnings, a 7% increase from last year's fourth quarter, and paid dividends of $12.3 million. Four other joint ventures, TWB Company, Worthington Specialty Processing, Serviacero Worthington and Samuel Steel Pickling all were profitable and showed a combined improvement of $3.0 million over the prior year quarter. In addition, the new ClarkWestern Dietrich Building Systems joint venture contributed $2.1 million of earnings.

For the quarter, income tax expense was $28.9 million compared to $22.8 million a year ago. The current quarter expense reflected an effective income tax rate of 35.8%, excluding earnings from the non-controlling interests in the two consolidated joint ventures. The effective income tax rate for the year was 33.7%, while the prior year rate was 37.1%. The change in effective income tax rate was primarily driven by changes in the mix of income among the jurisdictions in which we do business and tax law changes.

Balance Sheet

At quarter end, total debt was $383.2 million, up $52.2 million from the third quarter, as an increase in working capital raised short-term borrowing needs. As of May 31, 2011, the Company had utilized $90.0 million of its $100.0 million trade accounts receivable securitization facility, and $41.6 million had been drawn on the $400.0 million revolving credit facility.

Cash provided by operating activities for the quarter was $10.4 million, compared to cash used by operations of $9.6 million in the year-ago quarter. During the current quarter, the Company invested $6.1 million in property, plant and equipment.

Quarterly Segment Results

Steel Processing’s net sales of $431.7 million were up 23%, or $82.1 million, over the prior year quarter. Higher average selling prices increased sales by $47.2 million and higher volumes increased sales by $34.9 million. Sales volumes grew 20% over the prior year quarter and 31% versus the previous quarter due to the acquisition of the MISA Metals steel processing assets. The mix of direct versus toll tons processed was 53% to 47% this quarter, compared with 58% to 42% a year ago.

Operating income improved $10.1 million to $38.4 million, from the prior year’s operating income of $28.3 million. Higher spreads and volumes offset by increased variable manufacturing expenses drove the increase. SG&A expenses were higher due to increased wages and profit sharing and bonus expenses, offset by a decrease in bad debt expense.

Pressure Cylinders’ net sales of $183.7 million were up 27% from the year ago quarter. Volumes for the European operations improved dramatically as the industrial gas and automotive markets continued to recover from the global economic downturn. A 16% increase in net sales in the North American operations was in addition to an 80% increase in European operations. The Worthington Nitin Cylinders consolidated joint venture, located in India, contributed $2.9 million to net sales. Operating income increased 19% from the prior year quarter to $19.0 million, driven by the solid performance in the North American operations and a return to profitability in European operations.

Metal Framing’s net sales of $6.6 million were down 92%, or $80.5 million, as a result of the contribution of its operations into the new ClarkDietrich Building Systems joint venture effective March 1, 2011. Worthington retained a 25% interest in this unconsolidated joint venture, with its results reported as equity in net income of unconsolidated affiliates. Net sales in the current quarter relate to assets that were not contributed. These retained facilities continued to produce product to assist the new joint venture during the transition period. These facilities will be shut-down by the end of the next fiscal quarter. The joint venture purchased this product from Worthington at standard cost.

Outlook

“We believe we will continue to see a slowly improving yet uneven economy for the rest of this calendar year and on into 2012,” McConnell said. “We intend to continue to capitalize on opportunities to grow and deliver sustainable earnings. We have made significant improvements in our businesses over the past years in how we respond, deliver and perform. While we stay focused on those areas, we also plan to integrate new businesses into our platform for growth.”

Fiscal 2011 Highlights/Activities

  Under the Company's previously authorized stock buyback program Worthington repurchased 7,954,698 of its common shares throughout fiscal 2011. The total purchased price was $132.6 million with an average per share price of $16.68. Currently, 494,802 shares remain available under the September 26, 2007, Board of Directors authorization to repurchase under this program.
  On May 12, 2011, the Serviacero Worthington joint venture announced a pickling line in its Monterrey, Mexico facility. The 160,000 square foot expansion will have the capacity to process 500,000 tons per year for both tolling and direct customers.
  On May 9, 2011, Worthington’s Automotive Body Panels segment, The Gerstenslager Company, formed a 50/50 joint venture with International Tooling Solutions, LLC, a tooling design and build company. The unconsolidated joint venture, ArtiFlex Manufacturing, LLC, offers an integrated solution for engineering, tooling, stamping and assembly.
  On March 18, 2011, Worthington’s Energy Group joined with Gestamp Renewables group to create Gestamp Worthington Wind Steel, LLC. a 50/50 joint venture focused on producing towers for wind turbines being constructed in North America. This unconsolidated joint venture has identified Cheyenne, Wyo. as the site of the initial production facility.
  On March 1, 2011, the Company closed an agreement with Marubeni-Itochu Steel America Inc. (MISA) which combined certain assets of Dietrich Metal Framing and ClarkWestern Building Systems in a newly-formed joint venture. In the transaction, Worthington received a 25% interest in the new joint venture, ClarkWestern Dietrich Building Systems LLC, as well as the assets of three MISA Metals Inc. steel processing locations. The joint venture is unconsolidated and the steel processing assets and locations are reported under the Steel Processing segment.
  On December 28, 2010, Worthington acquired 60% of the net assets of Nitin Cylinders Limited, which is now Worthington Nitin Cylinders Limited. This consolidated joint venture manufactures high pressure, seamless steel cylinders for compressed natural gas storage in motor vehicles and cylinders for compressed industrial gases
  On November 19, 2010, Worthington joined with Hubei Modern Urban Construction and Development Co., Ltd., of China to create the Worthington Modern Steel Framing Manufacturing Co., Ltd., joint venture to design, manufacture, assemble and distribute steel framing products and accessories for construction projects in five Central Chinese provinces. The 40%-owned unconsolidated joint venture’s facility is being built near Wuhan.
  On June 21, 2010, Worthington’s Pressure Cylinders business segment acquired the net assets of Hy-Mark Cylinders, Inc. This acquisition extended the product line of Pressure Cylinders to include extruded aluminum cylinders for medical oxygen, scuba, beverage service, industrial specialty and professional racing applications.

Other

Dividend Declared

On May 27, 2011, the Board of Directors declared a quarterly cash dividend of $0.10 per share which was paid on June 29, 2011, to shareholders of record June 15, 2011.

Conference Call

Worthington will review fourth quarter results during its quarterly conference call on June 30, 2011, at 1:30 p.m., Eastern Daylight Saving Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2011 fiscal year sales of $2.4 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, scuba tanks, and compressed natural gas storage cylinders; framing systems and stairs for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings; laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington employs approximately 8,000 people and operates 74 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies and other expected benefits therefrom; the overall success of newly-created joint ventures, including the demand for their products, and the ability to achieve the anticipated benefits therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in new markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to worker’s compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, both in the United States and abroad; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2010. Worthington Industries

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
Net sales	$675,693	$626,413	$2,442,624	$1,943,034
Cost of goods sold	556,523	520,630	2,086,467	1,663,104
Gross margin	119,170	105,783	356,157	279,930

Selling, general and administrative expense	61,680	62,673	235,198	218,315
Impairment of long-lived assets	4,386	-	4,386	35,409
Restructuring and other expense	1,201	503	2,653	4,243
Joint venture transactions	(10,436)	-	(10,436)	-
Operating income	62,339	42,607	124,356	21,963
Other income (expense):
Miscellaneous income (expense)	953	(109)	597	1,127
Interest expense	(4,677)	(3,086)	(18,756)	(9,534)
Equity in net income of unconsolidated affiliates	24,863	18,759	76,333	64,601
Earnings before income taxes	83,478	58,171	182,530	78,157
Income tax expense	28,914	22,778	58,496	26,650
Net earnings	54,564	35,393	124,034	51,507
Net earnings attributable to noncontrolling interest	2,647	2,336	8,968	6,266
Net earnings attributable to controlling interest	$51,917	$33,057	$115,066	$45,241

Basic
Average common shares outstanding	73,307	79,200	74,803	79,127
Earnings per share attributable to controlling interest	$0.71	$0.42	$1.54	$0.57

Diluted
Average common shares outstanding	74,441	79,224	75,409	79,143
Earnings per share attributable to controlling interest	$0.70	$0.42	$1.53	$0.57

Common shares outstanding at end of period	71,684	79,217	71,684	79,217

Cash dividends declared per share	$0.10	$0.10	$0.40	$0.40

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$56,167	$59,016
Receivables, less allowances of $4,150 and $5,752 at May 31, 2011 and May 31, 2010, respectively	388,550	301,455
Inventories:
Raw materials	189,450	177,819
Work in process	98,940	106,261
Finished products	82,440	80,251
Total inventories	370,830	364,331
Income taxes receivable	1,356	1,443
Assets held for sale	9,681	2,637
Deferred income taxes	28,297	21,964
Prepaid expenses and other current assets	36,754	31,439
Total current assets	891,635	782,285

Investments in unconsolidated affiliates	232,149	113,001
Goodwill	93,633	79,543
Other intangible assets, net of accumulated amortization of $12,688 and $17,768 at May 31, 2011 and May 31, 2010, respectively	19,958	23,964
Other assets	24,540	15,391
Property, plant and equipment, net	405,334	506,163
Total assets	$1,667,249	$1,520,347

Liabilities and equity
Current liabilities:
Accounts payable	$253,404	$258,730
Short-term borrowings	132,956	-
Accrued compensation, contributions to employee benefit plans and related taxes	72,312	62,413
Dividends payable	7,175	7,932
Other accrued items	52,023	41,635
Income taxes payable	7,132	9,092
Total current liabilities	525,002	379,802

Other liabilities	67,309	68,380
Long-term debt	250,254	250,238
Deferred income taxes	83,981	71,893
Total liabilities	926,546	770,313

Shareholders' equity - controlling interest	689,910	711,413
Noncontrolling interest	50,793	38,621
Total equity	740,703	750,034
Total liabilities and equity	$1,667,249	$1,520,347

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
Operating activities
Net earnings	$54,564	$35,393	$124,034	$51,507
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	13,799	16,222	61,058	64,653
Impairment of long-lived assets	4,386	-	4,386	35,409
Restructuring and other expense, non-cash	(22)	161	203	3,408
Joint venture transactions	(21,652)	-	(21,652)	-
Provision for deferred income taxes	4,168	63	7,482	(6,110)
Bad debt expense (income)	240	1,085	1,236	(900)
Equity in net income of unconsolidated affiliates, net of distributions	(12,375)	(5,759)	(19,188)	(12,007)
Net loss (gain) on sale of assets	2,173	499	652	(3,908)
Stock-based compensation	1,538	1,166	6,173	4,570
Excess tax benefits - stock-based compensation	(674)	(165)	(674)	(165)
Gain on acquisition	-	-	-	(891)
Changes in assets and liabilities:
Receivables	(56,343)	(103,084)	(96,056)	(114,892)
Inventories	(28,990)	(42,459)	(24,261)	(64,499)
Prepaid expenses and other current assets	(5,725)	13,026	(10,465)	30,425
Other assets	2,134	(91)	922	205
Accounts payable and accrued expenses	56,400	78,504	31,098	125,613
Other liabilities	2,935	(4,123)	6,947	(1,999)
Net cash provided (used) by operating activities	16,556	(9,562)	71,895	110,419

Investing activities
Investment in property, plant and equipment, net	(6,114)	(7,727)	(22,025)	(34,319)
Acquisitions, net of cash acquired	(15)	1,066	(31,705)	(63,098)
Investments in unconsolidated affiliates, net	(6,161)	(179)	(6,161)	(483)
Proceeds from sale of assets	13,924	1,287	20,614	15,950
Net cash provided (used) by investing activities	1,634	(5,553)	(39,277)	(81,950)

Financing activities
Net proceeds from (repayments of) short-term borrowings	52,178	(120,000)	132,956	(980)
Proceeds from long-term debt, net	-	146,942	-	146,942
Principal payments on long-term debt	-	(3)	-	(138,013)
Proceeds from issuance of common shares	2,412	253	4,827	2,313
Excess tax benefits - stock-based compensation	674	165	674	165
Payments to noncontrolling interest	(1,920)	-	(10,992)	(4,539)
Repurchase of common shares	(57,672)	-	(132,764)	-
Dividends paid	(7,421)	(7,919)	(30,168)	(31,660)
Net cash provided (used) by financing activities	(11,749)	19,438	(35,467)	(25,772)

Increase (decrease) in cash and cash equivalents	6,441	4,323	(2,849)	2,697
Cash and cash equivalents at beginning of period	49,726	54,693	59,016	56,319
Cash and cash equivalents at end of period	$56,167	$59,016	$56,167	$59,016

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
Volume:
Steel Processing (tons)	775	645	2,589	2,055
Pressure Cylinders (units)	16,467	15,016	59,037	55,436
Metal Framing (tons)	-	67	184	278

Net sales:
Steel Processing	$431,729	$349,588	$1,405,492	$988,950
Pressure Cylinders	183,732	144,801	591,945	467,572
Metal Framing	6,573	87,049	249,543	330,578
Other	53,659	44,975	195,644	155,934
Total net sales	$675,693	$626,413	$2,442,624	$1,943,034

Material cost:
Steel Processing	$297,167	$238,430	$1,001,853	$685,308
Pressure Cylinders	86,525	65,881	273,899	208,252
Metal Framing	1,150	53,848	161,036	200,168

Operating income (loss):
Steel Processing	$38,411	$28,345	$77,671	$51,353
Pressure Cylinders	19,028	15,984	48,954	30,056
Metal Framing	360	379	(7,530)	(10,186)
Other	4,540	(2,101)	5,261	(49,260)
Total operating income	$62,339	$42,607	$124,356	$21,963

The following provides detail of impairment of long-lived assets, restructuring and other expense and joint venture transactions included in operating income by segment presented above.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2011	2010	2011	2010

Pre-tax impairment of long-lived assets, restructuring and other expense and joint venture transactions:
Steel Processing	$-	$(949)	$(303)	$(488)
Pressure Cylinders	-	2	-	309
Metal Framing	(1,810)	897	(423)	3,892
Other	(3,039)	553	(2,671)	35,939
Total pre-tax impairment of long-lived assets, restructuring and other expense and joint venture transactions	$(4,849)	$503	$(3,397)	$39,652

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com